November 1, 2013

Oaktree Capital Management, L.P.

333 South Grand Avenue, 28th Floor

Los Angeles, California 90071

Investment Advisory Agreement For Subadviser

(Harbor Emerging Markets Equity Fund)

Dear Sirs:

Harbor Capital Advisors, Inc. (the “Adviser”), a Delaware corporation, with its principal offices at 111 South Wacker Drive, Chicago, Illinois 60606, is the investment adviser to Harbor Funds (the “Trust”) on behalf of Harbor Emerging Markets Equity Fund (the “Fund”). The Trust has been organized under the laws of Delaware to engage in the business of an investment company. The shares of beneficial interest of the Trust (“Shares”) are divided into multiple series including the Fund, as established pursuant to a written instrument executed by the Trustees of the Trust. The Trust is an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”). Pursuant to authority granted the Adviser by the Trust’s Trustees, the Adviser has selected you to act as a sub-investment adviser of the Fund and to provide certain other services, as more fully set forth below. You are willing to act as such a sub-investment adviser and to perform such services under the terms and conditions hereinafter set forth, and you represent and warrant that you are an investment adviser registered under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”). Accordingly, the Adviser and the Trust on behalf of the Fund agree with you as follows:

1.	Delivery of Fund Documents. The Adviser has furnished you with copies, properly certified or authenticated, of each of the following:

(a)	Agreement and Declaration of Trust of the Trust, as in effect on the date hereof (the “Declaration of Trust”).

(b)	By-Laws of the Trust as in effect on the date hereof (the “By-Laws”).

(c)	Resolutions of the Trustees selecting the Adviser as investment adviser and you as a sub-investment adviser and approving the form of this Agreement.

OAKTREE CAPITAL MANAGEMENT, L.P.

HARBOR EMERGING MARKETS EQUITY FUND

NOVEMBER 1, 2013

The Adviser will furnish you from time to time with copies of all material amendments of or supplements to the foregoing. The Adviser agrees to furnish to you for your prior review those material sections of the prospectuses, proxy statements, reports to shareholders, sales literature, and other materials prepared for distribution to the shareholders of the Fund or the public that include information about you and which the Adviser has typically and historically provided to its subadvisers for prior review. Notwithstanding the foregoing, the Adviser shall not be required to furnish sales literature or marketing materials to you for review if such material is substantially similar to materials previously reviewed and approved by you. In addition, the Adviser shall furnish copies of the Fund’s financial statements, and such other information with regard to the Fund’s affairs as you may reasonably request.

2.

Advisory Services.    You will regularly provide the Fund with advice concerning the investment management of that portion of the Fund’s assets that are allocated to you, which advice shall be consistent with the investment objectives and policies of the Fund as set forth in the Fund’s Prospectus and Statement of Additional Information and any investment guidelines or other instructions received in writing from the Adviser. The Board of Trustees or the Adviser may, from time to time, make additions to and withdrawals from the assets of the Fund allocated to you. Without any required consultation with the Adviser or the Board of Trustees prior to making a security acquisition or disposition, you will determine what securities shall be purchased for such portion of the Fund’s assets, what securities shall be held or sold by such portions of the Fund’s assets, and what portion of such assets shall be held uninvested, subject always to the provisions of the Trust’s Declaration of Trust and By-Laws, and to the investment objectives, policies and restrictions of the Fund, as each of the same shall be from time to time in effect as set forth in the Fund’s Prospectus and Statement of Additional Information, or any investment guidelines or other instructions received in writing from the Adviser, and subject, further, to such policies and instructions as the Board of Trustees may from time to time establish and deliver to you. In accordance with paragraph 5, you or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities with brokers or dealers selected by you for that portion of the Fund’s assets for which you serve as sub-investment adviser.

The Adviser shall provide you with written statements of the Declaration of Trust; the By-Laws; the Fund’s written investment objectives and policies; the Prospectus and Statement of Additional Information and instructions, as in effect from time to time; and you shall have no responsibility for actions taken in reliance on any such documents. You will conform your conduct to, and will ensure that your management of the portion of the Fund’s assets allocated to you complies with, the Investment Company Act and Investment Advisers Act and all rules and regulations thereunder, the requirements for qualification of the Fund as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), as specified by the Adviser to you, all other applicable federal and state laws and regulations, and with the provisions of the Fund’s Registration Statement as amended or supplemented under the Securities Act of 1933, as amended, and the Investment Company Act.

You shall maintain written compliance policies and procedures that you reasonably believe are adequate to ensure the Fund’s compliance with the foregoing and that are reasonably designed to prevent yourself and the Fund from violating applicable federal securities laws. You agree to provide the Trust and the Adviser with such reports and certifications and with such access to your officers and employees that the Trust or Adviser may reasonably request for the purpose of assessing the adequacy of your compliance policies and procedures. You agree to notify the Adviser immediately upon detection of any breach of any of the Fund’s policies, guidelines or

OAKTREE CAPITAL MANAGEMENT, L.P.

HARBOR EMERGING MARKETS EQUITY FUND

NOVEMBER 1, 2013

procedures and of any violation of any applicable law or regulation, including the Investment Company Act and the requirements of Subchapter M of the Code as specified by the Adviser to you, relating to that portion of the Fund’s assets allocated to you. You also agree to notify us promptly upon detection of any material violations of your compliance policies and procedures that relate to the Fund or your activities as an investment adviser generally, such as when the violation could be considered material to your advisory clients.

You shall keep the Fund’s books and records to be maintained by you and shall timely furnish to the Adviser all information relating to your services hereunder needed by the Adviser to keep the other books and records of the Fund required by Rule 31a-1 under the Investment Company Act. You agree that all records which you maintain for the Fund are the property of the Fund and you shall surrender promptly and without any charge to the Fund any of such records required to be maintained by you.

In the performance of your duties hereunder, you are and shall be an independent contractor and unless otherwise expressly provided herein or otherwise authorized in writing, shall have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed to be an agent of the Trust or the Fund or of the Adviser. Your rights, powers, and duties under this Agreement shall be limited to those specifically set forth in this Agreement. You will make your officers and employees reasonably available to meet with the Trustees and the Trust’s or Adviser’s officers at least quarterly on due notice to review the investments and investment program of the portion of the Fund’s assets allocated to you in light of current and prospective economic and market conditions.

Nothing in this Agreement shall limit or restrict the right of any of your directors, officers and employees to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any business, whether of a similar or a dissimilar nature, nor limit or restrict your right to engage in any other business or to render service of any kind to any other corporation, firm, individual or association, except as specifically prescribed in Section 4. Actions or decisions regarding the Fund may be the same as or different from actions or decisions which you, or any of your affiliates, or any of your or their respective officers, directors, or employees may take with respect to other client accounts so long as you act in good faith.

3.	Allocation of Charges and Expenses. You will bear your own costs of providing services hereunder. Other than as herein specifically indicated, you will not be required to pay any expenses of the Fund.

4.

Compensation of the Subadviser.    For all investment management services to be rendered hereunder, the Adviser will pay to you a fee, as set forth in Schedule A attached hereto, quarterly in arrears, based on a percentage of the average daily net assets (as defined below) of the portion of the Fund that you managed during the quarter. “Average daily net assets” means the average of the values placed on the net assets of the portion of the Fund that you managed on each day on which the net asset value of the Fund’s portfolio is determined. The net assets of the Fund are valued in the manner specified in the Fund’s Prospectus and Statement of Additional Information by the Fund’s custodian. If determination of the value of net assets is suspended for any particular business day, then for the purposes of this paragraph 4, the value of the net assets of the Fund as last determined shall be deemed to be the value of the net assets. If the Fund’s

OAKTREE CAPITAL MANAGEMENT, L.P.

HARBOR EMERGING MARKETS EQUITY FUND

NOVEMBER 1, 2013

custodian determines the value of the net assets of the Fund’s portfolio more than once on any day, the last such determination thereof on that day shall be deemed to be the sole determination thereof on that day for the purposes of this paragraph 4.

You will offer to the Adviser any more favorable asset based fee agreements that are provided to your other advisory clients with investment strategies substantially similar to that utilized by the Fund (i.e., your Emerging Markets Equity Long Only strategy or successor to such strategy) and account sizes that are less than or equal to the Fund, except for (a) any such agreements in effect as of the date of this Agreement and (b) arrangements that include a performance-based calculation. Should more favorable asset based fee agreements be reached with others, the Adviser will be notified within (30) business days after such new asset based fee agreements are established and such fee arrangement shall be made available to the Adviser at such time.

You may not serve as investment subadviser to another U.S. open-end mutual fund that would be in direct competition with the Fund for the life of this Agreement, including any continuation thereof. Direct competition means:

(1)

Serving as the sole investment subadviser to U.S. open-end mutual funds for which you employ a substantially similar investment strategy to that utilized by the Fund (i.e., your Emerging Markets Equity Long Only strategy or successor to such strategy) (the “Direct Competition Restriction”). The Direct Competition Restriction does not apply to a U.S. open-end mutual fund to which Oaktree Capital Management, L.P. (or its subsidiaries or affiliated persons) serves as advisor or sponsor to the fund (i.e., a proprietary fund offered by Oaktree Capital Management, L.P.).

(2)

Serving as investment adviser or subadviser to U.S. open-end mutual fund products that the parties may agree upon from time-to-time in writing (each, a “Restricted Product”), future iterations of a Restricted Product or products that are materially similar to a Restricted Product offered under a different product name by a sponsor of a Restricted Product (including its affiliates), in each case, where you employ a substantially similar investment strategy to that utilized by the Fund (i.e., your Emerging Markets Equity Long Only strategy or successor to such strategy) (the “Fund-of-Funds Restriction” and together with the Direct Competition Restriction, collectively, the “Restrictions”). In light of the continuing evolution of products offered by third parties that may be subject to the Fund-of-Funds Restriction, the parties agree to discuss in good faith any and all such future products that may be covered by the Fund-of-Funds Restriction.

For the avoidance of any doubt, the Fund-of-Funds Restriction would not include your being engaged by the sponsor of a U.S. open-end mutual fund, including mutual funds structured as fund-of-funds type vehicles, to serve as investment adviser or subadviser in any of the sponsor’s other investment programs that are not structured as U.S. open-end mutual funds.

The Fund-of-Funds Restriction shall not apply to any U.S. open-end mutual fund which (i) is marketed or held out to the public as employing a multi-manager investment approach, (ii) in fact does employ multiple managers to achieve its investment objectives, and (iii) is not structured as a fund-of-funds type vehicle that is seeking exposure to an investment strategy substantially similar to that utilized by the Fund and that may otherwise utilize the Fund to provide that investment exposure. Should the Fund become a multi-manager fund, the Direct Competition Restriction would expire.

OAKTREE CAPITAL MANAGEMENT, L.P.

HARBOR EMERGING MARKETS EQUITY FUND

NOVEMBER 1, 2013

If you terminate this Agreement in accordance with Clause 7, the provisions set forth in this section will survive termination of this Agreement and continue for a period of 12 months following termination of this Agreement such that the Restrictions will continue for a period of 12 months following termination of this Agreement. However, in the event this Agreement is assigned by or otherwise terminated by the Adviser or the Trust on behalf of the Fund, the Restrictions will end on the date of termination.

5.

Avoidance of Inconsistent Position and Brokerage.    In connection with purchases or sales of portfolio securities for the account of the portion of the Fund allocated to you, neither you nor any of your directors, officers, employees or affiliates will act as a principal or agent or receive any compensation in connection with the purchase or sale of investment securities by the Fund, other than the compensation provided for in this Agreement, except as permitted by the Investment Company Act and approved by the Board of Trustees. You or your agent shall arrange for the placing of all orders for the purchase and sale of portfolio securities for the portion of the Fund’s account allocated to you with brokers or dealers selected by you. In the selection of such brokers or dealers and the placing of such orders, you are directed at all times to seek for the Fund the most favorable execution and net price available. However, you shall not be obligated to solicit competitive bids for each transaction or to seek the lowest available commission cost so long as you act in good faith. It is also understood that it is desirable for the Fund that you have access to supplemental investment and market research and security and economic analyses provided by certain brokers who may execute brokerage transactions at a higher cost to the Fund than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and efficient execution. Therefore, you are authorized to place orders for the purchase and sale of securities for the Fund with such certain brokers, subject to review by the Board of Trustees from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to you in connection with your services to other clients. If any occasion should arise in which you give any advice to clients of yours concerning the Shares of the Fund, you will act solely as investment counsel for such clients and not in any way on behalf of the Fund.

You will advise the Trust’s custodian (the “Custodian”) and the Adviser on a prompt basis of each purchase and sale of a portfolio security specifying the name of the issuer, the description and amount or number of shares of the security purchased, the market price, commission and gross or net price, trade date, settlement date and identity of the effecting broker or dealer and such other information as may be reasonably required. From time to time as the Board of Trustees or the Adviser may reasonably request, you will furnish to the Trust’s officers and to each of its Trustees reports on portfolio transactions and reports on issues of securities held in the portfolio, all in such detail as the Trust or the Adviser may reasonably request. The Fund’s assets shall be held in the name of Fund by the Custodian. The Custodian shall have the responsibility for the safekeeping of the assets of the Fund. All transactions shall be consummated by payment or delivery by the Custodian. You shall at no time have custody or physical control of the Fund’s assets nor shall you be liable for any act or omission of the Custodian. The Adviser will cause Custodian to provide you with such periodic reports as you shall reasonably request.

OAKTREE CAPITAL MANAGEMENT, L.P.

HARBOR EMERGING MARKETS EQUITY FUND

NOVEMBER 1, 2013

On occasions when you deem the purchase or sale of a security to be in the best interest of the Fund as well as other of your clients, you, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, shall be made by you in the manner you consider to be the most equitable and consistent with your fiduciary obligations to the Fund and to such other clients.

6.

Limitation of Liability of Subadviser.    You shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund or the Adviser in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on your part or from reckless disregard by you of your obligations and duties under this Agreement.

7.

Duration and Termination of this Agreement.    This Agreement shall remain in force until November 1, 2015 and from year to year thereafter, but only so long as such continuance, and the continuance of the Adviser as investment adviser of the Fund, is specifically approved at least annually in the manner prescribed in the Investment Company Act and the rules and regulations thereunder, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order. This Agreement may, on 30 days’ written notice, be terminated at any time without penalties charged to the Fund, by the Board of Trustees, by vote of a majority of the outstanding voting securities of the Fund, by the Adviser, or by you. This Agreement will terminate immediately upon its assignment or the assignment of the investment advisory agreement between the Adviser and the Trust, on behalf of the Fund. In interpreting the provisions of this Agreement, the definitions contained in Section 2(a) of the Investment Company Act (particularly the definitions of “interested person”, “assignment” and “majority of the outstanding voting securities”), as from time to time amended, shall be applied, subject however, to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulations or order.

8.

Amendment of this Agreement.    No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought, and no material amendment of this Agreement shall be effective until approved by the Board of Trustees, including a majority of the Trustees who are not interested persons of the Adviser or you or of the Trust.

It shall be your responsibility to furnish to the Board of Trustees such information as may reasonably be necessary in order for the Trustees to evaluate this Agreement or any proposed amendments thereto for the purposes of casting a vote pursuant to paragraphs 7 or 8 hereof.

9.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

10.

Miscellaneous.    It is understood and expressly stipulated that neither the holders of Shares of the Trust or the Fund nor the Trustees shall be personally liable hereunder. The name “Harbor Funds” is the designation of the Trustees for the time being under the Declaration of Trust and all

OAKTREE CAPITAL MANAGEMENT, L.P.

HARBOR EMERGING MARKETS EQUITY FUND

NOVEMBER 1, 2013

persons dealing with the Trust or the Fund must look solely to the property of the Trust or the Fund for the enforcement of any claims against the Trust or the Fund as neither the Trustees, officers, agents or shareholders assume any personal liability for obligations entered into on behalf of the Trust or the Fund. No series of the Trust shall be liable for any claims against any other series or assets of the Trust.

The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement will not be affected thereby.

11.	Prohibition on Consulting with other Subadvisers. You are not permitted to consult with any other subadviser to Harbor Fund with respect to transactions by the Fund in securities or other assets.

12.

Confidentiality.    You shall maintain all non-public information regarding the Fund’s portfolio, including the list of portfolio securities held by the Fund, which you receive or have access to in the course of performing your duties hereunder as strictly confidential. You shall not disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by the Fund or the Adviser, is otherwise required by law, or is disclosed to your attorneys, accountants, officers, directors or other representatives so long as such individuals have been advised that such information is non-public and agree or are under a professional obligation to maintain such non-public information as confidential. You shall not use your knowledge of non-public information regarding the Fund’s portfolio as a basis to place or recommend any securities transactions for your own benefit to the detriment of the Fund. The Adviser, the Board of Trustees and the Fund shall maintain all non-public information regarding you, which they receive or have access to in the connection with this Agreement as strictly confidential. None of the Adviser, the Board of Trustees nor the Fund shall disclose or disseminate such non-public information to any third party unless such disclosure is approved in writing by you, is otherwise required by law or is disclosed to their respective attorneys, accountants, officers, directors or other representatives so long as such individuals have been advised that such information is non-public and agree or are under a professional obligation to maintain such non-public information as confidential.

13.

Indemnification.    The Adviser, on behalf of the Fund, agrees to indemnify you and your officers, directors, and employees, as well as persons who control (as defined in Section 2(a)(9) of the Investment Company Act) or are controlled by you (collectively, the “Indemnified Parties”) to the fullest extent permitted under law against any liabilities and expenses (including reasonable attorneys’ fees) that the Indemnified Parties may incur as a result of any (a) untrue statement of a material fact in any of the Fund’s registration statements relating to shares of the Fund or any other sales materials relating to the Fund, and all amendments thereto, or (b) the omission of a material fact required to have been included in such registration statement or sales material, or necessary to make the statements therein not misleading, unless the statement or omission was made in reliance upon the oral or written information that the Indemnified Parties provided to the Adviser or the Fund.

OAKTREE CAPITAL MANAGEMENT, L.P.

HARBOR EMERGING MARKETS EQUITY FUND

NOVEMBER 1, 2013

If you are in agreement with the foregoing, please sign the form of acceptance on the accompanying counterpart of this letter and return one such counterpart to the Fund and the other such counterpart to the Adviser, whereupon this letter shall become a binding contract.

HARBOR FUNDS ON BEHALF OF
HARBOR EMERGING MARKETS EQUITY FUND

By:
David G. Van Hooser, President

HARBOR CAPITAL ADVISORS, INC.

By:
Brian L. Collins, Executive Vice President

The foregoing Agreement is hereby accepted as of the date thereof.

OAKTREE CAPITAL MANAGEMENT, L.P.

By:

Name:

Title:

By:

Name:

Title: